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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     Forum Funds

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          Two Portland Square
          Portland, Maine 04101

Telephone Number (including area code):  (207) 879-0001

Name and address of agent for service of process:

          David I. Goldstein
          Forum Financial Services, Inc.
          Two Portland Square
          Portland, ME 04101

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
YES X  NO
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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Portland, Maine on the 5th of January, 1996.


                                                       FORUM FUNDS

                                                  By:  /s/ John Y. Keffer
                                                       John Y. Keffer
                                                       President

Attest: /s/ Dana Lukens
        Dana Lukens
        Assistant Secretary